EXHIBIT 4.12

AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

Between

Washington Mutual Mortgage Securities Corp.

(Seller)

and

WaMu Asset Acceptance Corp.

 (Purchaser)

Dated as of May 25, 2006

Residential First Lien Mortgage Loans

Flow Delivery Program

EXHIBITS

Exhibit A          CONTENTS OF MORTGAGE FILE

Exhibit B          TERM SHEET

Exhibit C          CONFIDENTIAL PRICING SUPPLEMENT

AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND SALE AGREEMENT dated as of May 25, 2006 is between WaMu Asset Acceptance Corp., a Delaware corporation, as purchaser, and Washington Mutual Mortgage Securities Corp., a Delaware corporation, as seller.

PRELIMINARY STATEMENT

WHEREAS, the Seller and the Purchaser are parties to the Mortgage Loan Purchase and Sale Agreement, dated as of April 20, 2005 (the “Original Purchase Agreement”) and the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement;

WHEREAS, in reliance upon the representations, warranties and covenants of the Seller contained herein, the Purchaser desires to purchase from the Seller, from time to time, and the Seller desires to sell to the Purchaser, from time to time, certain residential first lien and second lien mortgage loans, subject to the terms and conditions of this Agreement, without recourse;

WHEREAS, the Purchaser and the Seller desire to prescribe in this Agreement the manner of sale by the Seller and purchase by the Purchaser of such mortgage loans; and

WHEREAS, following each purchase of mortgage loans from the Seller, the Purchaser intends to effect a Sale (as defined below) with respect to those mortgage loans pursuant to a Pooling and Servicing Agreement (as defined below).

NOW, THEREFORE, the Purchaser and the Seller agree as follows:

ARTICLE 1.

 DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Adjustable Rate Mortgage Loan:  A Mortgage Loan which provides for an adjustable Mortgage Rate payable with respect thereto.

Adjustment Date:  With respect to each Adjustable Rate Mortgage Loan, each date, on which the Mortgage Rate of such Mortgage Loan changes pursuant to the related Mortgage Note.

Advance:  As defined in the related Pooling and Servicing Agreement.

Agreement:  This Amended and Restated Mortgage Loan Purchase and Sale Agreement, including all exhibits, attachments and schedules hereto, and all amendments hereof and supplements hereto.

Appraised Value:  With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the related Mortgage Loan at the time of origination of such Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae.

Assignment:  An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form (excepting therefrom, if applicable, the mortgage recordation information which has not been required pursuant to this Agreement or returned by the applicable recorder’s office), which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage.

Assignment of Proprietary Lease:  With respect to a Cooperative Loan, the assignment or mortgage of the related Cooperative Lease by the Mortgagor to the originator of the Cooperative Loan.

Certificates:  As defined in the applicable Term Sheet.

Closing Date:  With respect to any Mortgage Loan, the meaning set forth in the applicable Term Sheet.

Code:  The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Confidential Pricing Supplement:  A Confidential Pricing Supplement with respect to the Mortgage Loans purchased by the Purchaser from the Seller on a Closing Date, in substantially the form attached as Exhibit C hereto.

Cooperative:  A private cooperative housing corporation which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein, and whose board of directors authorizes, among other things, the sale of Cooperative Stock.

Cooperative Apartment:  A dwelling unit in a multi-dwelling building owned or leased by a Cooperative, which unit the Mortgagor has an exclusive right to occupy pursuant to the terms of a proprietary lease or occupancy agreement in accordance with the laws of the state in which the building is located.

Cooperative Lease:  With respect to a Cooperative Loan, the proprietary lease or occupancy agreement with respect to the Cooperative Apartment occupied by the Mortgagor and relating to the related Cooperative Stock, which lease or agreement confers an exclusive right to the holder of such Cooperative Stock to occupy such apartment.

Cooperative Loan:  A Mortgage Loan made in respect of a Cooperative Apartment, evidenced by a Mortgage Note and secured by the related Cooperative Stock and the related Cooperative Lease, together with (i) the related Security Agreement, (ii) the related Cooperative Stock Certificate, (iii) the related assignment or mortgage of the Cooperative Lease, (iv) the related financing statements, (v) the related stock power or other similar instrument and (vi) the related Recognition Agreement.

Cooperative Stock:  With respect to a Cooperative Loan, the stock, partnership interest or other ownership instrument in the related Cooperative.

Cooperative Stock Certificate:  With respect to a Cooperative Loan, the stock certificate or other instrument evidencing the related Cooperative Stock.

Curtailment:  Any payment of principal on a Mortgage Loan, made by or on behalf of the related Mortgagor, other than a Monthly Payment (including a Monthly Payment received prior to its scheduled Due Date, which is intended to be applied on its scheduled Due Date) or a Payoff, which is applied to reduce the outstanding principal balance of the Mortgage Loan.

Custodian:  As defined in the related Term Sheet.

Cut-off Date:  As to each Mortgage Loan, the first day of the month in which the applicable Closing Date occurs.

Cut-off Date Principal Balance:  As to each Mortgage Loan, the principal balance of such Mortgage Loan remaining to be paid as of the close of business on the applicable Cut-off Date, after deduction and application of all payments of principal due on or before such Cut-off Date, whether or not received.

Disclosure Documents:  As defined in Section 6.2(a).

Due Date:  With respect to any Mortgage Loan, the day of the month on which Monthly Payments on such Mortgage Loan are due, exclusive of any days of grace, which day shall be the first day of the month unless otherwise specified on the related Mortgage Loan Schedule.

Fannie Mae:  The Federal National Mortgage Association and any successor thereto.

Fixed Rate Mortgage Loan:  A Mortgage Loan which provides for a fixed Mortgage Rate payable with respect thereto.

Freddie Mac:  The Federal Home Loan Mortgage Corporation and any successor thereto.

Gross Margin:  With respect to each Adjustable Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Mortgage Loan.

Group I Mortgage Loans:  Those Mortgage Loans identified as Group I Mortgage Loans on the Mortgage Loan Schedule.

Group II Mortgage Loans:  Those Mortgage Loans identified as Group II Mortgage Loans on the Mortgage Loan Schedule.

High Cost/Covered Loan:  As defined in the related Term Sheet.

Index:  With respect to any Adjustable Rate Mortgage Loan, the index set forth in the related Mortgage Note, which index is added to the Gross Margin to determine the Mortgage Rate on each date on which the Mortgage Rate is subject to adjustment.

Loan-to-Value Ratio:  As of any date and as to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the (x) Principal Balance of the Mortgage Loan (if such Mortgage Loan is secured by a first lien on the related Mortgaged Property) or the sum of the Principal Balance of the Mortgage Loan and any other mortgage loan secured by a senior lien on the related Mortgaged Property (if such Mortgage Loan is secured by a junior lien on the related Mortgaged Property) and the denominator of which is (y) the Value of the related Mortgaged Property.

Maximum Mortgage Rate:  With respect to each Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

MERS:  Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor thereto.

MERS Loan:  Any Mortgage Loan registered on the MERS® System for which MERS appears as the mortgagee of record on the related Mortgage or on an assignment thereof.

MERS® System:  The system of electronically recording transfers of Mortgages maintained by MERS.

MIN:  The Mortgage Identification Number for a MERS Loan.

Minimum Mortgage Rate:  With respect to each Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

MOM Loan:  A MERS Loan that was registered on the MERS® System at the time of origination thereof and for which MERS appears as the mortgagee of record on the related Mortgage.

Monthly Payment:  With respect to any Mortgage Loan, the scheduled monthly payment of principal and/or interest on such Mortgage Loan which is due on the related Due Date for such Mortgage Loan.

Mortgage:  The mortgage, deed of trust, or other instrument securing a Mortgage Note.

Mortgage File:  With respect to any Mortgage Loan, the documents or instruments with respect to such Mortgage Loan described in Exhibit A hereto.

Mortgage Rate:  With respect to any Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

Mortgage Loan:  Each mortgage loan and cooperative loan (if any), including each Substitute Mortgage Loan, listed on the Mortgage Loan Schedule to a Term Sheet. With respect to each Mortgage Loan that is a Cooperative Loan, “Mortgage Loan” shall include, but not be limited to, the Mortgage Note and the related Security Agreement, Assignment of Proprietary Lease, Recognition Agreement, Cooperative Stock Certificate and Cooperative Lease and, with respect to each Mortgage Loan other than a Cooperative Loan, “Mortgage Loan” shall include, but not be limited to, the Mortgage Note and the related Mortgage.

Mortgage Loan Schedule:  The Schedule of Mortgage Loans (which may consist of one or more separate schedules) attached as Schedule I to a Term Sheet. The Mortgage Loan Schedule shall set forth at least the following information with respect to each Mortgage Loan listed therein to the extent applicable:

(i)         the Mortgagor’s name and the originator’s Mortgage Loan identifying number;

(ii)        the street address of the Mortgaged Property including the state and zip code;

(iii)       a code indicating whether the Mortgaged Property is owner‑occupied;

(iv)       the type of Residential Dwelling constituting the Mortgaged Property;

(v)        the original months to maturity;

(vi)       the Loan‑to‑Value Ratio and the combined Loan‑to‑Value Ratio at origination;

(vii)      the Mortgage Rate in effect immediately following the related Cut‑off Date;

(viii)      the date on which the first Monthly Payment was due on the Mortgage Loan;

(ix)       the stated maturity date;

(x)        the amount of the Monthly Payment due on the first Due Date after the Cut‑off Date;

(xi)       the last Due Date on which a Monthly Payment was actually applied to the unpaid Principal Balance;

(xii)      the original principal amount of the Mortgage Loan;

(xiii)      the Scheduled Principal Balance of the Mortgage Loan as of the close of business on the related Cut‑off Date;

(xiv)     whether such Mortgage Loan is a Fixed Rate Mortgage Loan or an Adjustable Rate Mortgage Loan, and with respect to each Adjustable Rate Mortgage Loan:  (a) the Gross Margin, (b) the Maximum Mortgage Rate, (c) the Minimum Mortgage Rate, (d) the Periodic Rate Cap for the first Adjustment Date and each subsequent Adjustment Date and (e) the next Adjustment Date immediately following the related Cut‑off Date;

(xv)      a code indicating the purpose of the Mortgage Loan (i.e., purchase financing, rate/term refinancing, cash‑out refinancing);

(xvi)     the Mortgage Rate at origination;

(xvii)     a code indicating the documentation program;

(xviii)    the Seller’s risk grade and the FICO score;

(xix)     the Origination Value of the Mortgaged Property;

(xx)      the sale price of the Mortgaged Property, if applicable;

(xxi)     whether such Mortgage Loan is secured by a first lien or a second lien on the related Mortgaged Property;

(xxii)     the date of origination;

(xxiii)    the stated remaining months to maturity as of the related Cut‑off Date;

(xxiv)    the current principal and interest payment of the Mortgage Loan as of the related Cut‑off Date;

(xxv)    the interest “paid to date” of the Mortgage Loan as of the related Cut‑off Date;

(xxvi)    a code indicating whether the Mortgage Loan is a Group I Mortgage Loan or a Group II Mortgage Loan, if applicable;

(xxvii)   a code indicating the Index that is associated with such Mortgage Loan (if such Mortgage Loan is an Adjustable Rate Mortgage Loan);

(xxviii)  the rate adjustment frequency (if such Mortgage Loan is an Adjustable Rate Mortgage Loan);

(xxix)    the number of years the prepayment penalty is in effect; and

(xxx)    with respect to each MOM Loan, the related MIN.

The Mortgage Loan Schedule shall set forth the following information, with respect to the Mortgage Loans in the aggregate as of the related Cut‑off Date:  (1) the number of Mortgage Loans; (2) the Cut‑off Date Principal Balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans and (4) the weighted average maturity of the Mortgage Loans.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

Mortgaged Property:  With respect to any Mortgage Loan, other than a Cooperative Loan, the real property, together with improvements thereto, and, with respect to any Cooperative Loan, the related Cooperative Stock and Cooperative Lease, securing the indebtedness of the Mortgagor under the related Mortgage Note.

Mortgagor:  The obligor(s) on a Mortgage Note.

Net Mortgage Rate:  With respect to each Mortgage Loan, the Mortgage Rate less the Servicing Fee Rate.

NIMS Insurer:  The “NIMS Insurer” under the related Pooling and Servicing Agreement.

Origination Value:  With respect to any Mortgaged Property, the lesser of (i) the Appraised Value thereof and (ii) the value thereof as determined and assigned at origination by a review appraisal conducted by the Seller or its affiliate.

Payoff:  Any payment of principal on a Mortgage Loan made by or on behalf of the related Mortgagor equal to the entire outstanding principal balance of such Mortgage Loan, if received in advance of the last scheduled Due Date for such Mortgage Loan and accompanied by an amount of interest equal to accrued unpaid interest on the Mortgage Loan to the date of such payment in full.

Periodic Rate Cap:  With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

Person:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or organization, whether or not a legal entity.

Pooling and Servicing Agreement:  As defined in the applicable Term Sheet, as such Pooling and Servicing Agreement is in effect on its date of execution.

Prepayment Charge:  With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full (but not partial) prepayment of such Mortgage Loan in accordance with the terms thereof.

Prepayment Charge Schedule:  As of the related Cut-off Date, a list attached to the related Term Sheet as Schedule I (including the Prepayment Charge Summary attached thereto), setting forth the following information with respect to each Prepayment Charge:

(i)         the Mortgage Loan identifying number;

(ii)        a code indicating the type of Prepayment Charge;

(iii)       the state of origination of the related Mortgage Loan;

(iv)       the date on which the first monthly payment was due on the related Mortgage Loan;

(v)        the term of the related Prepayment Charge; and

(vi)       the principal balance of the related Mortgage Loan as of the related Cut‑off Date.

The Prepayment Charge Schedule shall be amended from time to time by the Servicer in accordance with the provisions of this Agreement and a copy of each related amendment shall be furnished by the Servicer to the NIMS Insurer and the Trustee.

Principal Balance:  With respect to any Mortgage Loan (including any Substitute Mortgage Loan), as of any date of determination, the scheduled principal balance of such Mortgage Loan under the terms of the related Mortgage Note as of such date, reduced by any Curtailments received with respect to such Mortgage Loan prior to the calendar month of determination and by any Payoff received on or before the 14th day of the calendar month of determination, and without adjustment solely by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period.

Principal Prepayment:  Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any due date in any month or months subsequent to the month of prepayment.

Purchase Price:  For each Mortgage Loan, an amount equal to the sum of (i) the product of the Cut-off Date Principal Balance of such Mortgage Loan, multiplied by the related Purchase Price Percentage, and (ii) the amount of interest (computed at the Net Mortgage Rate) that has accrued on the Cut-off Date Principal Balance of such Mortgage Loan from the related Cut-off Date to but not including the related Closing Date.

Purchase Price Percentage:  For each Mortgage Loan, as defined in the related Confidential Pricing Supplement.

Purchaser:  WaMu Asset Acceptance Corp., a Delaware corporation, and all successors in interest pursuant to Sections 6.1 and 7.8 hereof.

Rating Agencies:  Each nationally recognized statistical rating organization that has rated the related Certificates at the request of the Purchaser.

Reacquired Mortgage Loan:  A Mortgage Loan for which another Mortgage Loan is substituted pursuant to and in accordance with the provisions of Section 2.4 or 3.3.

Recognition Agreement:  With respect to a Cooperative Loan, the recognition agreement between the Cooperative and the originator of such Cooperative Loan.

Recording Documents:  With respect to each Mortgage Loan, the documents referred to in clauses (ii), (iii), (iv) and (v) on Exhibit A attached hereto.

Refinanced Mortgage Loan:  A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

Repurchase Price:  With respect to any Mortgage Loan to be repurchased by the Seller pursuant to Section 2.4 or 3.3, the “Purchase Price” as defined in the related Pooling and Servicing Agreement.

Residential Dwelling:  Any one of the following:  (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project or a Freddie Mac eligible condominium project, (iv) a manufactured home, or (v) a detached one-family dwelling in a planned unit development, none of which is a cooperative or mobile home.

Sale:  The sale of Mortgage Loans by the Purchaser to a Trust pursuant to a Pooling and Servicing Agreement.

Security Agreement:  With respect to a Cooperative Loan, the agreement or mortgage creating a security interest in favor of the originator of the Cooperative Loan in the related Cooperative Stock.

Seller:  Washington Mutual Mortgage Securities Corp., and its assigns and successors in interest.

Seller Officer’s Certificate:  A certificate signed by the Chairman of the Board, the President, any Vice President or the Treasurer of the Seller.

Seller’s Information:  As defined in Section 6.2(a).

Servicer:  As defined in the related Pooling and Servicing Agreement.

Servicing Advance:  As defined in the related Pooling and Servicing Agreement.

Servicing Fee Rate:  With respect to each Mortgage Loan, the percentage set forth as such for such Mortgage Loan in the Mortgage Loan Schedule.

Stated Principal Balance:  As defined in the related Pooling and Servicing Agreement.

Substitute Mortgage Loan:  A Mortgage Loan that is substituted for another Mortgage Loan pursuant to and in accordance with the provisions of Section 2.4 or 3.3.

Substitution Price:  For any month in which the Seller substitutes one or more Substitute Mortgage Loans for one or more Reacquired Mortgage Loans, the amount, if any, by which the aggregate Repurchase Price of all such Reacquired Mortgage Loans in Loan Group I or Loan Group II, respectively, if applicable, exceeds the aggregate of the Stated Principal Balance of the Substitute Mortgage Loans that will become part of Loan Group I or Loan Group II, respectively, if applicable, as of the date of substitution, together with one month’s interest on such Stated Principal Balance at the applicable Net Mortgage Rate, plus all outstanding Advances and Servicing Advances with respect to such Reacquired Mortgage Loan.

Term Sheet:  A term sheet with respect to the Mortgage Loans purchased by the Purchaser from the Seller on a Closing Date, in substantially the form attached hereto as Exhibit B.

Trust:  The trust created in connection with the related Pooling and Servicing Agreement.

Trustee:  As defined in the related Pooling and Servicing Agreement.

Underwriting Standards:  For each Mortgage Loan, the published underwriting standards of the Seller, or, if such Mortgage Loan was underwritten pursuant to underwriting standards other than the published underwriting standards of the Seller, then such other underwriting standards.

Value:  With respect to any Mortgaged Property, the lesser of (i) the Origination Value thereof and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is the Origination Value thereof.

ARTICLE 2.

 SALE AND CONVEYANCE OF MORTGAGE LOANS;
PAYMENT OF PURCHASE PRICE
DELIVERY OF MORTGAGE FILES

Section 2.1.          Sale and Conveyance of Mortgage Loans; Payment of Purchase Price

(a)                On each Closing Date, upon the receipt of the applicable Purchase Price and such other consideration as set forth in the related Term Sheet, the Seller shall deliver to the Purchaser a Term Sheet and a Confidential Pricing Supplement. As set forth in such Term Sheet, the Seller sells, transfers, assigns, sets over, and conveys to the Purchaser, without recourse, but subject to the representations, warranties, terms and provisions of this Agreement and such Term Sheet, all the right, title, and interest of the Seller in and to the Mortgage Loans described in the Mortgage Loan Schedule attached to such Term Sheet.

(b)               In payment of the purchase price for each of the Mortgage Loans pursuant to Section 2.1(a) and the applicable Term Sheet, and upon the terms and conditions of this Agreement, on the related Closing Date the Purchaser shall pay to the Seller by wire transfer of immediately available funds the applicable Purchase Price for each Mortgage Loan purchased on such Closing Date.

(c)                As of each Closing Date, and upon payment of the applicable Purchase Price, the Purchaser shall own and be entitled to receive with respect to each Mortgage Loan purchased on such Closing Date all Monthly Payments due after the applicable Cut-off Date, and all other payments and recoveries of principal and interest received on or after such Cut-off Date, other than payments that were due on or prior to such Cut-off Date.

(d)               On or before each Closing Date, the Seller shall deliver to the Purchaser with the related Term Sheet the related Mortgage Loan Schedule and the Prepayment Charge Schedule, which shall be in hard copy or “read-only” electronic format (as reasonably acceptable to the Seller and the Purchaser).

Section 2.2.          Delivery of Mortgage Files

The Seller shall deliver or cause to be delivered to the Purchaser or its designee (which may be a Custodian), with respect to each Mortgage Loan sold by the Seller hereunder, on or before the related Closing Date, at the Seller’s expense, each of the items or documents with respect to such Mortgage Loan required to be included in the Mortgage File pursuant to the definition thereof.  If the original or copy of the lender’s title insurance policy was not delivered pursuant to this Section, the Seller shall deliver or cause to be delivered to the Purchaser, the Trustee or their designee promptly after receipt thereof, and in any event within 120 days after the Closing Date such title insurance policy.  The Seller shall deliver or cause to be delivered to the Purchaser, the Trustee or their designee promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan.

Section 2.3.          Recordation of Mortgages and Assignments of Mortgages

With respect to each Mortgage Loan (other than any Mortgage Loan for which a Payoff has been made after the related Cut-off Date and prior to the related Closing Date), in instances where, due to a delay on the part of the recording office, any Recording Documents are not included in the Mortgage File delivered to the Purchaser or its designee on or before the related Closing Date, the Seller shall transmit the Recording Documents to the Purchaser or its designee within 270 days after the related Closing Date. In instances where, due to a delay on the part of the recording office where any such Recording Documents have been delivered for recordation, the Recording Documents cannot be delivered to the Purchaser or its designee within 270 days after such Closing Date, the Seller shall deliver to the Purchaser or its designee within such time period a Seller Officer’s Certificate stating the date by which the Seller expects to receive such Recording Documents from the applicable recording office. In the event that Recording Documents have still not been received by the Seller and delivered to the Purchaser or its designee by the date specified in its previous Seller Officer’s Certificate delivered to the Purchaser or its designee, the Seller shall deliver to the Purchaser or its designee by such date an additional Seller Officer’s Certificate stating a revised date by which the Seller expects to receive the applicable Recording Documents. This procedure shall be repeated until the Recording Documents have been received by the Seller and delivered to the Purchaser or its designee.

Section 2.4.          Repurchases of and Substitutions for Defective Mortgage Loans

(a)                Upon receipt of notice from the Purchaser that any document, required to be included (pursuant to the definition of “Mortgage File”) in the Mortgage File delivered to the Purchaser or its designee with respect to a Mortgage Loan sold by the Seller hereunder, was not included therein or has not been executed, the Seller shall correct or cure such defect within 90 days from the date the Seller receives notice thereof or, if such defect cannot be corrected or cured within such 90-day period, the Seller shall, not later than the expiration of such 90-day period, either (a) repurchase such Mortgage Loan from the Purchaser or its transferee at the Repurchase Price or (b) within the three-month period commencing on the related Closing Date (or within the two-year period commencing on such Closing Date if the related Mortgage Loan is a “defective obligation” within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulation Section 1.860G-2(f)), substitute for such Mortgage Loan one or more Substitute Mortgage Loans each of which is a “qualified replacement mortgage” (as defined in the Code); provided, however, that in the event that such defect consists solely of the failure of the Seller to deliver any Recording Document with respect to such Mortgage Loan, due to a delay on the part of the recording office, then the Seller shall not be required to repurchase or substitute for such Mortgage Loan. If such defect would cause the Mortgage Loan to be other than a “qualified mortgage” (as defined in the Code), then notwithstanding the previous sentence, the repurchase or substitution must occur within the sooner of (i) 90 days from the date the defect was discovered by the Seller, the Purchaser or any other party to the related Pooling and Servicing Agreement or (ii) in the case of substitution, two years from the related Closing Date.

(b)               Any number of Substitute Mortgage Loans may be substituted for any number of Reacquired Mortgage Loans and a Substitute Mortgage Loan may be substituted for a defective Mortgage Loan that is itself a Substitute Mortgage Loan, in each case subject to the limitations described in the next sentence.  A Substitute Mortgage Loan substituted for a Reacquired Mortgage Loan pursuant to the terms of this Agreement must, on the date of such substitution, (i) have an outstanding principal balance (or in the case of a substitution of more than one mortgage loan for a Reacquired Mortgage Loan, an aggregate principal balance), after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of, and not more than 5.00% less than, the outstanding principal balance of the Reacquired Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Reacquired Mortgage Loan, (iii) if the Substitute Mortgage Loan is an Adjustable Rate Mortgage Loan, have a Maximum Mortgage Rate not greater than the Maximum Mortgage Rate on the Reacquired Mortgage Loan and have a Minimum Mortgage Rate not less than the Minimum Mortgage Rate of the Reacquired Mortgage Loan, (iv) if the Substitute Mortgage Loan is an Adjustable Rate Mortgage Loan, have a Gross Margin equal to or greater than the Gross Margin of the Reacquired Mortgage Loan, (v) if the Substitute Mortgage Loan is an Adjustable Rate Mortgage Loan, have a next Adjustment Date not more than two months later than the next Adjustment Date on the Reacquired Mortgage Loan, (vi) have a remaining term to maturity not greater than (and not more than one year less than) that of the Reacquired Mortgage Loan, (vii) be current (with no contractual delinquencies outstanding) as of the date of substitution, (viii) have a Loan-to-Value Ratio as of the date of substitution equal to or lower than the Loan-to-Value Ratio of the Reacquired Mortgage Loan as of such date, (ix) have a risk grading determined by the Seller at least equal to the risk grading assigned on the Reacquired Mortgage Loan, (x) have been underwritten or reunderwritten by the Seller in accordance with the same or, as determined by the Seller, more favorable, underwriting guidelines as the Reacquired Mortgage Loan, (xi) with respect to Substitute Mortgage Loans substituted for Reacquired Mortgage Loans that are Group I Mortgage Loans, if any, have had an original Principal Balance that conformed to Fannie Mae and Freddie Mac loan limits as of the date of its origination, (xii) be secured by the same property type as the Reacquired Mortgage Loan, (xiii) have a lien priority equal to or superior to that of the Reacquired Mortgage Loan, (xiv) [reserved], and (xv) conform to each representation and warranty set forth in Section 3.1 of this Agreement applicable to the Reacquired Mortgage Loan.  In the event that one or more mortgage loans are substituted for one or more Reacquired Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate principal balances (applied separately for the Group I Mortgage Loans and Group II Mortgage Loans, if applicable), the Mortgage Rates described in clauses (ii) through (v) hereof shall be satisfied for each such mortgage loan, the risk gradings described in clause (ix) hereof shall be satisfied as to each such mortgage loan, the terms described in clause (vi) hereof shall be determined on the basis of weighted average remaining term to maturity (provided that no such mortgage loan may have a remaining term to maturity longer than the Reacquired Mortgage Loan), the Loan-to-Value Ratios described in clause (viii) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (xv) hereof must be satisfied as to each Substitute Mortgage Loan or in the aggregate, as the case may be.

(c)                In connection with the substitution of one or more Substitute Mortgage Loans for one or more Reacquired Mortgage Loans on any date, the Seller shall pay to the Purchaser the Substitution Price for such Reacquired Mortgage Loans.

(d)               Concurrently with each such substitution, the Seller shall deliver to and deposit with, or cause to be delivered to and deposited with, the Purchaser or its designee the Mortgage File for each Substitute Mortgage Loan. Upon such substitution, the Substitute Mortgage Loan shall be subject to the terms of this Agreement, to the extent applicable (including, without limitation, the Seller’s obligations with respect to the Substitute Mortgage Loan pursuant to this Section 2.4 and Sections 2.3 and 3.3).  The Seller and the Purchaser shall amend the Mortgage Loan Schedule and the Prepayment Charge Schedule in a timely fashion to delete all repurchased Mortgage Loans and Reacquired Mortgage Loans and add all Substitute Mortgage Loans.

(e)                The Seller shall pay any Repurchase Price or Substitution Price by such method as is specified by the Purchaser in writing.

(f)                 Monthly Payments due with respect to Substitute Mortgage Loans in the month of substitution are not owed by the Purchaser and will be retained by the Seller.  Any such payments received by the Purchaser or its transferee shall promptly be remitted by the Purchaser to the Seller.  For the month of substitution, distributions to the Purchaser will reflect the Monthly Payment due on such Reacquired Mortgage Loan on or before the Due Date in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received in respect of such Reacquired Mortgage Loan.  Any such payments received by the Seller on such Reacquired Mortgage Loan on or before the Due Date in the month of substitution shall promptly be remitted by the Seller to the Purchaser or its transferee.

(g)                Upon receipt by the Purchaser of the Repurchase Price or the Substitution Price, as applicable, and (in the case of a substitution for a Mortgage Loan pursuant to this Section 2.4 or Section 3.3) upon receipt by the Purchaser of such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Purchaser title to any Substitute Mortgage Loan, the Purchaser shall release to the Seller the Mortgage File for the repurchased Mortgage Loan or the Reacquired Mortgage Loan, as applicable, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to such Mortgage Loan.

(h)                The Seller shall pay all costs and expenses incurred in connection with any repurchase or substitution by the Seller made pursuant to this Section 2.4 or Section 3.3.

(i)                  It is understood and agreed that the obligations of the Seller set forth in this Section 2.4 constitute the sole remedies available to the Purchaser or its transferee respecting the Seller’s failure to include in the Mortgage File for a Mortgage Loan sold by the Seller the documents required to be included therein.

ARTICLE 3.

 REPRESENTATIONS AND WARRANTIES OF
THE SELLER CONCERNING THE MORTGAGE LOANS;
REPURCHASE OR SUBSTITUTION OF MORTGAGE LOANS

Section 3.1.          Seller Representations and Warranties Concerning the Mortgage Loans

The Seller hereby represents and warrants to and covenants to and agrees with the Purchaser that, as to each Mortgage Loan sold by the Seller hereunder, as of the related Cut-off Date unless otherwise indicated, subject in all cases (including, without limitation, clauses (xxxv) and (xlvi) to such exceptions, if any, as are set forth on Schedule III to the related Term Sheet:

(i)         The information set forth on the Mortgage Loan Schedule with respect to each Mortgage Loan is true and correct in all material respects as of the Cut-off Date, unless another date is set forth on the Mortgage Loan Schedule;

(ii)        ([reserved];

(iii)       As of the Closing Date, each Mortgage is a valid and enforceable first or second lien on the Mortgaged Property, including all improvements thereon, subject only to (a) the lien of non-delinquent current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Mortgage Loan and which do not materially interfere with the benefits of the security intended to be provided by such Mortgage, (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage and (d) in the case of a second lien, only to a first lien on such Mortgaged Property;

(iv)       Immediately prior to the assignment of the Mortgage Loans to the Purchaser, the Seller had good title to, and was the sole legal and beneficial owner of, each Mortgage Loan, free and clear of any pledge, lien, encumbrance or security interest and has full right and authority, subject to no interest or participation of, or agreement with, any other party to sell and assign the same.  As of the Closing Date, the form of endorsement of each Mortgage Note satisfied the requirement, if any, of endorsement in order to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note; and each Assignment to be delivered hereunder is in recordable form and is sufficient to effect the assignment of and to transfer to the assignee thereunder the benefits of the assignor, as mortgagee or assignee thereof, under each Mortgage to which that Assignment relates;

(v)        As of the Closing Date, there is no delinquent tax or assessment lien against any Mortgaged Property;

(vi)       As of the Closing Date, there is no valid offset, defense or counterclaim to any Mortgage Note (including any obligation of the Mortgagor to pay the unpaid principal of or interest on such Mortgage Note) or the Mortgage, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(vii)      As of the Closing Date, there are no mechanics’ liens or claims for work, labor or material affecting any Mortgaged Property which are or may be a lien prior to, or equal with, the lien of the related Mortgage, except those which are insured against by the title insurance policy referred to in (xi) below;

(viii)      As of the Closing Date, each Mortgaged Property is free of material damage and is at least in average repair;

(ix)       Each Mortgage Loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, predatory and abusive lending, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, and consummation of the transactions contemplated hereby, including without limitation the receipt of interest does not involve the violation of any such laws;

(x)        As of the Closing Date, neither the Seller nor any prior holder of any Mortgage has modified the Mortgage in any material respect, satisfied, canceled or subordinated such Mortgage in whole or in part; released the related Mortgaged Property in whole or in part from the lien of such Mortgage; or executed any instrument of release, cancellation, modification or satisfaction with respect thereto (except that a Mortgage Loan may have been modified by a written instrument signed by the Seller or a prior holder of the Mortgage Loan which has been recorded, if necessary, to protect the interests of the Seller and the Purchaser and which has been delivered to the Purchaser or any assignee, transferee or designee of the Purchaser as part of the Mortgage File, and the terms of which are reflected in the Mortgage Loan Schedule);

(xi)       A lender’s policy of title insurance together with a condominium endorsement and extended coverage endorsement, if applicable, and, with respect to each Adjustable Rate Mortgage Loan, an adjustable rate mortgage endorsement in an amount at least equal to the balance of the Mortgage Loan as of the Cut-off Date or a commitment (binder) to issue the same was effective on the date of the origination of each Mortgage Loan, each such policy is valid and remains in full force and effect as of the Closing Date, the transfer of the related Mortgage Loan to the Purchaser and the Trustee does not affect the validity or enforceability of such policy and each such policy was issued by a title insurer qualified to do business in the jurisdiction where the Mortgaged Property is located and acceptable to Fannie Mae or Freddie Mac and in a form acceptable to Fannie Mae or Freddie Mac on the date of origination of such Mortgage Loan, which policy insures the Seller and successor owners of indebtedness secured by the insured Mortgage, as to the first or second, as the case may be, priority lien of the Mortgage; as of the Closing Date, no claims have been made under such mortgage title insurance policy and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such mortgage title insurance policy;

(xii)      Each Mortgage Loan was originated by, or generated on behalf of, the Seller, or originated by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority, or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act;

(xiii)      With respect to each Adjustable Rate Mortgage Loan, on each Adjustment Date, the Mortgage Rate will be adjusted to equal the Index plus the Gross Margin, rounded to the nearest or highest 0.125%, subject to the Periodic Rate Cap, the Maximum Mortgage Rate and the Minimum Mortgage Rate.  The related Mortgage Note is payable on the first day of each month in self-amortizing monthly installments of principal and interest (unless such Mortgage Loan is a mortgage loan that requires the payment of interest only with respect to some or all of the related monthly payments as indicated on the Mortgage Loan Schedule), with interest payable in arrears, and requires a Monthly Payment which is sufficient to fully amortize the outstanding principal balance of the Mortgage Loan over its remaining term and to pay interest at the applicable Mortgage Rate.  No Mortgage Loan is subject to negative amortization.  As of the Closing Date, all rate adjustments have been performed in accordance with the terms of the related Mortgage Note or subsequent modifications, if any;

(xiv)     As of the Closing Date, all of the improvements which were included for the purpose of determining the Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(xv)      As of the Closing Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law;

(xvi)     As of the Closing Date, all parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located;

(xvii)     As of the Closing Date, the Mortgage Note and the related Mortgage are genuine, and each is the legal, valid and binding obligation of the Mortgagor enforceable against the Mortgagor by the mortgagee or its representative in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by law.  All parties to the Mortgage Note and the Mortgage had full legal capacity to execute all Mortgage Loan documents and to convey the estate purported to be conveyed by the Mortgage and each Mortgage Note and Mortgage have been duly and validly executed by such parties;

(xviii)    The proceeds of each Mortgage Loan have been fully disbursed, there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.  As of the Closing Date, all costs, fees and expenses incurred in making, closing or recording the Mortgage Loans were paid;

(xix)     The related Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  As of the Closing Date, there is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(xx)      As of the Closing Date, with respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(xxi)     As of the Closing Date, there exist no deficiencies with respect to escrow deposits and payments, if such are required, for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments of other charges or payments due the Seller have been capitalized under the Mortgage or the related Mortgage Note;

(xxii)     The origination, underwriting and collection practices used by the Seller with respect to each Mortgage Loan have been in all material respects legal, proper, prudent and customary in the subprime mortgage servicing business.  As of the Closing Date, each Mortgage Loan is currently being serviced by Washington Mutual Bank;

(xxiii)    As of the Closing Date, there is no pledged account or other security other than real estate securing the Mortgagor’s obligations;

(xxiv)    No Mortgage Loan has a shared appreciation feature, or other contingent interest feature;

(xxv)    [reserved];

(xxvi)    As of the Closing Date, the improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire extended coverage and coverage of such other hazards as are customarily covered by hazard insurance policies with extended coverage in the area where the Mortgaged Property is located representing coverage not less than the lesser of the outstanding principal balance of the related Mortgage Loan or the minimum amount required to compensate for damage or loss on a replacement cost basis.  As of the Closing Date, all individual insurance policies and flood policies referred to in this clause (xxvi) and in clause (xxvii) below contain a standard mortgagee clause naming the Seller or the original mortgagee, and its successors in interest, as mortgagee, and the Seller has received no notice that any premiums due and payable thereon have not been paid; the Mortgage obligates the Mortgagor thereunder to maintain all such insurance, including flood insurance, at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(xxvii)   As of the Closing Date, if the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as subject to special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the original outstanding principal balance of the Mortgage Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973;

(xxviii)  As of the Closing Date, there is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note; and neither the Seller nor any other entity involved in originating or servicing the Mortgage Loan has waived any default, breach, violation or event of acceleration;

(xxix)    As of the Closing Date, each Mortgaged Property is improved by a one- to four-family residential dwelling, including condominium units and dwelling units in planned unit developments, which does not constitute property other than real property under state law;

(xxx)    As of the Closing Date, there is no obligation on the part of the Seller or any other party under the terms of the Mortgage or related Mortgage Note to make payments in addition to those made by the Mortgagor;

(xxxi)    Any future advances made prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(xxxii)   Each Mortgage Loan was underwritten in accordance with the Underwriting Standards as described in the Prospectus Supplement as applicable to its credit grade in all material respects;

(xxxiii)  Each appraisal of a Mortgage Loan that was used to determine the appraised value of the related Mortgaged Property was conducted generally in accordance with the Underwriting Standards, and included an assessment by the appraiser of the fair market value of the related Mortgaged Property at the time of the appraisal.  As of the Closing Date, the Mortgage File contains an appraisal of the applicable Mortgaged Property;

(xxxiv)  None of the Mortgage Loans is a graduated payment Mortgage Loan, nor is any Mortgage Loan subject to a temporary buydown or similar arrangement;

(xxxv)   Except as set forth on Schedule III to the related Term Sheet, as of the Closing Date, there are no Mortgage Loans with respect to which the monthly payment due thereon in March, 2006 had not been made, none of the Mortgage Loans has been contractually delinquent for more than 30 days more than twice during the preceding twelve months and, no Mortgage Loan has ever experienced a delinquency of 60 or more days since the origination thereof;

(xxxvi)  Each Mortgage contains a provision that is, to the extent not prohibited by federal or state law, enforceable for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(xxxvii) No misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(xxxviii)            As of the Closing Date, each Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code;

(xxxix)  The information set forth in the Prepayment Charge Schedule is complete, true and correct in all material respects at the date or dates respecting which such information is furnished and each Prepayment Charge is permissible and enforceable in accordance with its terms under applicable law upon the Mortgagor’s voluntary Principal Prepayment (except to the extent that:  (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally; or (2) the collectability thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment).  No Mortgage Loan originated before October 1, 2002 has a Prepayment Charge for a term in excess of five years from the date of its origination and no Mortgage Loan originated on or after October 1, 2002 has a prepayment charge for a term in excess of three years from the date of its origination;

(xl)       The Loan-to-Value Ratio for each Mortgage Loan was no greater than 100% at the time of origination;

(xli)      The first date on which each Mortgagor must make a payment on the related Mortgage Note is no later than 60 days from the date of this Agreement;

(xlii)      Except as set forth on Schedule III to the related Term Sheet, as of the Closing Date, with respect to each Mortgage Loan, the related Mortgagor shall not fail or has not failed to make the first monthly payment due under the terms of the Mortgage Loan by the second succeeding Due Date after the Due Date on which such monthly payment was due;

(xliii)     As of the Closing Date, the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any relevant jurisdiction, except any as may have been complied with;

(xliv)     As of the Closing Date, there are no defaults in complying with the terms of the Mortgage, and either (1) any taxes, governmental assessments, insurance premiums, water, sewer and municipal charges or ground rents which previously became due and owing have been paid, or (2) an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.  As of the Closing Date, except for payments in the nature of escrow payments, including without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(xlv)     As of the Closing Date, there is no proceeding pending or threatened, for the total or partial condemnation of the Mortgaged Property or the taking by eminent domain of any Mortgaged Property;

(xlvi)     No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994, as amended, or is a “high cost” or “predatory” loan under any state or local law or regulation applicable to the originator of such Mortgage Loan or which would result in liability to the purchaser or assignee of such Mortgage Loan under any predatory or abusive lending law.  In the event that Financial Security Assurance, Inc. becomes a NIMS Insurer, no Mortgage Loan is a “covered” loan under the laws of the states of California, Colorado or Ohio;

(xlvii)    No proceeds from any Mortgage Loans were used to finance single-premium credit insurance policies.  No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit.  No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

(xlviii)   The Seller did not select the Mortgage Loans with the intent to adversely affect the interests of the Purchaser;

(xlix)     As of the Closing Date, the Seller has not received any notice that any Mortgagor has filed for any bankruptcy or similar legal protection since the date of the origination of such Mortgage Loan.  Prior to the date of the origination of any Mortgage Loan, the Seller did not receive any notice that any Mortgagor has filed for bankruptcy or similar legal protection except as permitted under the Underwriting Guidelines;

(l)         No Group I Mortgage Loan is a “High-Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”), and no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, is secured by a Mortgaged Property located in the State of Georgia;

(li)        No Group I Mortgage Loan is a “High Cost Home Loan” as defined in the Kentucky high-cost loan statute effective June 24, 2003 (Ky. Rev. Stat. Section 360.100);

(lii)       No Group I Mortgage Loan is a “High Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46; 10B-22 et seq.);

(liii)       No Group I Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity Protection Act;

(liv)      No Group I Mortgage Loan is a “High-Cost Home Loan” as defined in New York Banking Law 6-1;

(lv)       No Group I Mortgage Loan is a “High Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of 2003);

(lvi)      No Group I Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Am. §§ 58-21A-1 et seq.);

(lvii)      [reserved];

(lviii)     Each Group I Mortgage Loan was originated in compliance with the following anti-predatory lending guidelines:

a.         Each Group I Mortgage Loan satisfies the eligibility for purchase requirements and was originated in compliance with Lender Letter # LL03-00 dated April 11, 2000 for Fannie Mae Sellers (the “Lender Letter”);

b.         No borrower was encouraged or required by the Seller to select a Group I Mortgage Loan product offered by the Group I Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Group I Mortgage Loan’s origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Group I Mortgage Loan’s originator or any affiliate of the Group I Mortgage Loan’s originator;

c.         The methodology used in underwriting the extension of credit for each Group I Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension.  Such underwriting methodology provided reasonable assurance that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Group I Mortgage Loan;

d.         With respect to any Group I Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity, (i) the Seller’s pricing methods include mortgage loans with and without prepayment premiums; borrowers selecting Group I Mortgage Loans which include such prepayment premiums receive a monetary benefit, including but not limited to a rate or fee reduction, in exchange for selecting a Group I Mortgage Loan with a prepayment premium, (ii) prior to the Group I Mortgage Loan’s origination, the borrower had the opportunity to choose between an array of mortgage loan products which included mortgage loan products with prepayment premiums and mortgage loan products that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

e.         All points and fees related to each Group I Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law.  Except in the case of a Group I Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no borrower was charged “points and fees” (whether or not financed) in an amount greater than 5% of the principal amount of such loan, such 5% limitation calculated in accordance with the Lender Letter;

f.          All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Group I Mortgage Loan have been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation;

(i)         No Group I Mortgage Loan had a principal balance at origination in excess of Fannie Mae’s conforming loan balance limitations for single family loans set forth in the Fannie Mae Charter Act and the Fannie Mae Selling Guide in effect at the time of such Group I Mortgage Loan's origination;

(ii)        As of the Closing Date, with respect to each Group I Mortgage Loan, information regarding the borrower credit file related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations;

(iii)       No Mortgage Loan is a “High Cost Loan” or “Covered Loan” (as such terms are defined in the Standard & Poor’s LEVELS® Glossary in effect on the  related Closing Date, applicable portions of which are attached hereto as Schedule II to the Term Sheet) and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Act;

(iv)       No Group I Mortgage Loan is a “High Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act effective November 7, 2004 (Mass. Ann. Laws ch. 183C);

(v)        No Group I Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act effective January 1, 2005 (Ind. Code Ann. §§ 24-9-1 through 24-9-9);

(vi)       With respect to any Group I Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(vii)      With respect to any second lien mortgage loan that is a Group I Mortgage Loan:  (a) such Mortgage Loan is on a one- to four-family residence that is the principal residence of the borrower; (b) such Mortgage Loan does not have an original principal balance that exceeds one-half of the Freddie Mac one-unit limitation for first lien mortgage loans in effect on the related Closing Date, or $208,500 (in Alaska, Guam, Hawaii or Virgin Islands: $312,750), without regard to the number of units; and (c) the original principal balance of the related first lien mortgage loan plus the original principal balance of any subordinate lien mortgage loans relating to the same Mortgaged Property does not exceed the applicable Freddie Mac loan limit for first lien mortgage loans for that property type in effect on the related Closing Date;

(viii)      As of the Closing Date, no Group I Mortgage Loan is secured by Mortgage Properties that are manufactured housing; and

(ix)       All of the Group I Mortgage Loans were originated less than one year prior to the related Closing Date.

Section 3.2.          Additional Seller Representations and Warranties

The Seller hereby represents and warrants to the Purchaser as of each Closing Date on which the Seller sells Mortgage Loans hereunder, and with respect to such Mortgage Loans, as of such Closing Date:

(i)         The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)        The Seller has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Properties are located if the laws of such states require licensing or qualification in order to conduct business of the type conducted by the Seller and to the extent necessary to ensure the enforceability of each Mortgage Loan.  The Seller has the corporate power and authority to hold each Mortgage Loan, to sell each Mortgage Loan, to enter into, execute and deliver this Agreement, the Term Sheet, the Confidential Pricing Supplement and all documents and instruments executed and delivered pursuant hereto and to perform its obligations in accordance therewith.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, including, without limitation, the repurchase obligations herein contained, have been duly and validly authorized.  This Agreement, the Term Sheet, the Confidential Pricing Supplement and all other documents and instruments contemplated hereby to which the Seller is a party, in each case assuming due authorization, execution and delivery by the Purchaser, evidence the valid, binding and enforceable obligations of the Seller, subject as to enforceability, (i) to bankruptcy, insolvency, receivership, conservatorship, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor’s rights, and (ii) to general principles of equity, whether such enforcement is sought in a proceeding in equity or at law.  All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms.

(iii)       No consent, approval, authorization, or order of any court or governmental agency or body relating to the transactions contemplated by this Agreement and the transfer of legal title to the Mortgage Loans to the Purchaser, is required as to the Seller or, if required, such consent, approval, authorization, or order has been or will, prior to the applicable Closing Date, be obtained, except for any recordation of Mortgages or assignments of Mortgages or filing of UCC financing statements or amendments thereto to or for the benefit of the Purchaser pursuant to this Agreement.

(iv)       The consummation of the transactions contemplated by this Agreement, including without limitation the transfer and assignment of the Mortgage Loans to the Purchaser pursuant to this Agreement and the fulfillment of or compliance with the terms and conditions of this Agreement, are in the ordinary course of business of the Seller and will not (i) result in the breach of any term or provision of the certificate of incorporation or by-laws of the Seller, (ii) result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any material agreement, indenture, loan or credit agreement or other instrument to which the Seller or its property is subject or (iii) result in the violation of any law, rule, regulation, order, judgment, or decree to which the Seller or its property is subject.

(v)        There is no action, suit, proceeding or investigation pending or, to the best of the Seller’s knowledge, threatened, against the Seller which, either in any one instance or in the aggregate, is likely, in the Seller’s judgment, to result, in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement or the Mortgage Loans, or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein or therein, or which would be likely to impair materially the ability of the Seller to perform its obligations hereunder or thereunder.

(vi)       The Seller is a U.S. Department of Housing and Urban Development (“HUD”) approved mortgagee pursuant to Section 203 of the National Housing Act of 1934, as amended.  No event has occurred, including but not limited to a change in insurance coverage, which would make the Seller unable to comply with HUD eligibility requirements or which would require notification to HUD.

(vii)      The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition, financial or otherwise, or the operations, of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

(viii)      Upon payment of the Purchase Price by the Purchaser, in the event that the Seller retains record title to a Mortgage, the Seller shall retain such record title to such Mortgage solely in trust for the Purchaser as owner thereof.

Section 3.3.          Repurchases and Substitutions in the Event of Breach of Seller Representations and Warranties

(a)                It is understood and agreed that the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the sale of Mortgage Loans by the Seller to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment.

(b)               Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties set forth in Section 3.1 that materially and adversely affects the value of any Mortgage Loan or the interests of the Purchaser in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other and the NIMS Insurer. Any breach of the representation set forth in the last sentence of clause (xxxix), clause (xlvi), the first sentence (xlvii), clause (lxi) and clause (lxiv) of Section 3.1 shall be deemed to materially and adversely affect the value of the related Mortgage Loan or the interests of the Purchaser in the related Mortgage Loan. Within 90 days of its discovery of breach or its receipt of notice of breach from the Purchaser or its designee, the Seller shall repurchase from the Purchaser or its transferee the affected Mortgage Loan or Mortgage Loans or any property acquired in respect thereof, or substitute one or more Substitute Mortgage Loans therefor, unless it has cured such breach in all material respects. Any such repurchase or substitution shall be made in the manner and within the time limits set forth in Section 2.4. If such breach would cause the Mortgage Loan to be other than a “qualified mortgage” (as defined in the Code), then notwithstanding the previous sentence, the repurchase or substitution must occur within the sooner of (i) 90 days from the date the defect was discovered by the Seller, the Purchaser or any other party to the related Pooling and Servicing Agreement or (ii) in the case of substitution, two years from the related Closing Date.

(c)                Notwithstanding anything herein to the contrary, promptly upon the earlier of discovery by the Seller or receipt of notice by the Seller of the breach of any representation or warranty of the Seller set forth in Section 3.1(i) if such breach relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or Section 3.1(xxxix), in each case, which materially and adversely affects the interests of the Purchaser or its designee to any Prepayment Charge and such Prepayment Charge has been triggered pursuant to the terms of the related Mortgage Note, the Seller shall pay the amount of the scheduled Prepayment Charge (net of any amount previously collected by or paid to the Purchaser or the Trustee in respect of such Prepayment Charge), and the Seller shall have no obligation to repurchase or substitute for such Mortgage Loan.  Payments by the Seller to the Purchaser pursuant to this paragraph shall be made within two Business Days of the earlier of discovery by the Seller or receipt of notice by the Seller of the breach of the related representation or warranty.

(d)               It is understood and agreed that the obligations of the Seller set forth in this Section 3.3 constitute the sole remedies available to the Purchaser or its transferee respecting a breach of the representations and warranties by the Seller set forth in Section 3.1.

(e)                In addition to such cure, repurchase or substitution obligation, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from the defense of any claim against the Purchaser by a third party resulting from a breach of the representations and warranties made by the Seller in this Article 3.

ARTICLE 4.

 COVENANTS

Section 4.1.          Cooperation

Each of the Seller and the Purchaser shall cooperate fully with each other and their respective counsel and other representatives and advisors in connection with the steps required to be taken as part of their respective obligations under this Agreement.

Section 4.2.          Representations, Warranties, Covenants and Indemnities

Each representation, warranty, covenant and indemnity made by the Seller in this Agreement as of each Closing Date shall survive the termination of this Agreement.

Section 4.3.          Delivery of Documents

On the dates specified herein, each party shall deliver to the appropriate persons specified herein all documents and instruments provided for hereunder.

Section 4.4.          Consents and Approvals

The Seller shall obtain, at its sole cost and expense, prior to each Closing Date, all consents and approvals required by law or pursuant to contract to consummate the transactions contemplated hereby.  All such consents will be obtained without any cost or expense to the Purchaser and will be obtained without any modification in the terms of any of the agreements relating to the Mortgage Loans or the imposition of any provisions or conditions on the Purchaser.

Section 4.5.          Confidentiality

Each party understands that certain information which has been furnished and will be furnished in connection with this transaction is confidential and proprietary, and each party agrees that, with respect to such information that is marked or identified as confidential or proprietary, such party will maintain the confidentiality of such information and will not without the consent of the party furnishing such information disclose it to others or use it except in connection with the transactions contemplated by this Agreement.  The parties agree that the completed Confidential Pricing Supplement is confidential, and that the Term Sheet, this Agreement and their other exhibits, including the Mortgage Loan Schedule, and the underwriting guidelines of the Seller are not confidential.  Information also shall not be deemed confidential or proprietary for these purposes if the information is generally known in the industry concerning a party, if it has been disclosed to the other party by a third party, or if it is required to be disclosed by law or by regulatory or judicial process.

ARTICLE 5.

 CONDITIONS TO PURCHASE

The obligations of the Purchaser to purchase any Mortgage Loans on any Closing Date are subject to the satisfaction, as applicable, prior to or on such Closing Date (or on such other date as expressly provided for herein) of the following conditions, any of which may be waived in writing by Purchaser:

Section 5.1.          Required Documents

            On or before the Closing Date for the initial purchase of Mortgage Loans hereunder, each party hereto shall have received fully executed counterpart originals of this Agreement. On each Closing Date, the Purchaser and the Seller shall furnish to the other party fully executed counterpart originals of the relevant Term Sheet and Confidential Pricing Supplement.

Section 5.2.          Correctness of Representations and Warranties

All of the representations and warranties of the Seller under this Agreement shall be true and correct as of such Closing Date (except as otherwise expressly provided for herein), and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement.

Section 5.3.          Compliance With Conditions

All other terms and conditions of this Agreement to be performed by the Seller on or prior to such Closing Date (or such other date as expressly provided for herein) shall have been duly complied with and performed in all respects.

Section 5.4.          Costs

The Seller shall pay all costs, fees and expenses incurred in connection with the transfer and delivery of the Mortgage Loans sold by the Seller under this Agreement for the Seller’s accountants, attorneys and other service providers.  In addition, with respect to each Pooling and Servicing Agreement, the Seller shall (a) reimburse the Purchaser for all reasonable expenses incurred by the Purchaser in connection with the issuance of the related Certificates and (b) pay to the Purchaser a securitization fee, to be agreed upon separately.

ARTICLE 6.

SALE PURSUANT TO POOLING AND SERVICING AGREEMENT

Section 6.1.          Seller’s Consent to Assignment

(a)                The Seller hereby consents to the assignment by the Purchaser to a Trust, pursuant to a Pooling and Servicing Agreement, of all of the Purchaser’s rights under (i) this Agreement, to the extent that this Agreement relates to Mortgage Loans transferred by the Purchaser to such Trust, and (ii) the Term Sheet with respect to such Mortgage Loans. The Seller agrees that its obligations hereunder and under the related Term Sheet may be enforced by the Trustee or the Servicer for such Trust.

Section 6.2.          Indemnification

(a)                The Seller (i) agrees to indemnify and hold harmless the Purchaser and the related Trust (each, an “Indemnified Party”), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the information provided by the Seller to the Purchaser with respect to the Seller’s origination and underwriting criteria, the regulatory status of the Seller and its affiliates (other than the Purchaser and the Trust), and the characteristics of the Mortgage Loans sold by the Seller on the related Closing Date (such information, the “Seller’s Information”) and included in the prospectus or the prospectus supplement or other disclosure document prepared in connection with the related Sale (collectively, the “Disclosure Documents”) and (ii) will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)               The Purchaser (i) will indemnify and hold harmless the Seller against any losses, claims, damages or liabilities to which the Seller may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (x) arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Document (other than an untrue statement of material fact contained in the Seller’s Information) or (y) arise out of or are based upon the omission to state in any Disclosure Document a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (unless such omission also constitutes an omission to state in the Seller’s Information a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading) and (ii) will reimburse the Seller for any legal or other expenses reasonably incurred by the Seller in connection with investigating or defending any such loss, claim, damage, liability or action.

(c)                In connection with each Sale, (i) the Seller agrees to execute an agreement pursuant to which the Seller will agree to indemnify each underwriter engaged in connection with such Sale against any losses, claims, damages or liabilities to which such underwriter may become subject, under the Securities Act of 1933, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the Seller’s Information and included in any Disclosure Document, and (ii) the Purchaser agrees to make reasonable efforts to obtain indemnification satisfactory to the Seller with respect to any information provided by parties other than the Purchaser or an affiliate of the Purchaser and included in any Disclosure Document.

ARTICLE 7.

MISCELLANEOUS PROVISIONS

Section 7.1.          Amendment

This Agreement may be amended from time to time by the Seller and the Purchaser solely by written agreement signed by the Seller and the Purchaser. If any provision of this Agreement or of a Confidential Pricing Supplement conflicts with any provision of a Term Sheet, the provision of such Term Sheet shall control. If any provision of this Agreement conflicts with any provision of a Confidential Pricing Supplement, the provision of this Agreement shall control.

Section 7.2.          Recordation of Agreement

(a)                To the extent necessary under applicable law to protect the interests of the Purchaser, this Agreement or a memorandum thereof is subject to recordation in all appropriate public offices for real property records in all the counties and other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller at the Purchaser’s expense upon direction of the Purchaser.

(b)               The Seller agrees to execute or cause to be executed such documents and take or cause to be taken such actions as may be necessary to effect the intent of this Agreement, including without limitation the execution and delivery of instruments of further assurance and the execution and delivery of such other documents, and the taking of such other actions, as may be reasonably requested by the Purchaser.

Section 7.3.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law doctrine of such state (other than Section 5-1401 of the General Obligations Law).

Section 7.4.          General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)         the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)        accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)       references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs, and other subdivisions of this Agreement;

(iv)       a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)        the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)       the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 7.5.          Notices

All demands, notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by telecopy, mailed by certified mail, return receipt requested and postage prepaid, or delivered by a nationally recognized overnight courier, to

(i) in the case of the Seller:

Washington Mutual Mortgage Securities Corp.
[75 North Fairway Drive
Vernon Hills, Illinois 60061
Attention:  Kim Jacobs, Vice President]
Telephone: (847) 549-2372
Telecopy: (847) 549-2997

or such other address as may hereafter be furnished to the Purchaser in writing by the Seller, and

(ii) in the case of the Purchaser:

WaMu Asset Acceptance Corp.
1201 Third Avenue, WMT1706A
Seattle, Washington  98101
Attention:  General Counsel
Telephone: (206) 554-8838

or such other address as may hereafter be furnished to the Seller in writing by the Purchaser.

Notwithstanding the foregoing, any demand, notice, consent, waiver or communication may be given by any other means agreed to by the parties.

Section 7.6.          Severability of Provisions

If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions, or terms of this Agreement or the rights of the parties hereunder.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate in good faith to develop a structure the economic effect of which is as nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 7.7.          Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 7.8.          Counterparts; Successors and Assigns

This Agreement may be executed in one or more counterparts, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement.  This Agreement shall inure to the benefit of and be binding upon the Seller and the Purchaser. Notwithstanding the foregoing, (a) the Seller shall not assign its rights and obligations under this Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, and (b) the Purchaser may not assign its rights and obligations under this Agreement except (i) as provided in Section 6.1 or (ii) with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed (in which case all references to the Purchaser herein shall be deemed to include such assignee).

Section 7.9.          Effect of Headings

The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.10.      Other Agreements Superseded

This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 7.11.      Intention of the Parties

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, Mortgage Loans and not a debt instrument of the Seller or other security.  Accordingly, the parties hereto each intend to treat each of the transactions hereunder for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of Mortgage Loans.  The Purchaser shall have the right to review the Mortgage Loans to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans, and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

Section 7.12.      Nonsolicitation

The Seller covenants and agrees that it will not take any action personally, by telephone, by mail or otherwise, to solicit the prepayment of any Mortgage Loans by the related Mortgagors, in whole or in part following the Closing Date with respect to such Mortgage Loans.  Notwithstanding the foregoing, the Seller shall not be prohibited from:

(i)         advertising its availability for handling refinancing of mortgage loans if the Mortgage Loans are not specifically targeted;

(ii)        promoting terms available for refinancing by sending letters or promotional material to the mortgagors of all the mortgage loans that the Seller or its affiliates owns or services;

(iii)       promoting terms available for refinancing by sending letters or promotional material to the mortgagors of all the mortgage loans of a specific type (e.g., conventional fixed-rate or conventional adjustable-rate) that the Seller or its affiliates owns or services;

(iv)       promoting terms available for refinancing by sending letters or promotional material to the mortgagors of all the mortgage loans that fall within specific interest rate ranges that the Seller or its affiliates owns or services;

(v)        providing payoff information or otherwise cooperating with individual Mortgagors who contact the Seller about prepaying any Mortgage Loan;

(vi)       advising individual Mortgagors who contact the Seller about prepaying any Mortgage Loan of refinancing terms or streamlined origination arrangements that are available; or

(vii)      engaging in any action to solicit the refinancing of any Mortgage Loan to the extent such action would be permitted under the Fannie Mae Selling Guide or the Fannie Mae Servicing Guide.

In no event shall the Seller treat mortgage loans that it holds in its own portfolio and the Mortgage Loans as separate classes of mortgages for purposes of advertising the availability of refinancing terms.

Section 7.13.      Attorneys’ Fees

If either party retains an attorney to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees from the other party, including, without limitation, fees incurred in arbitration and in trial and appellate courts, fees incurred without suit, and all arbitration, court and accounting costs.

Section 7.14.      Security Interest

(a)                The parties hereto intend that each transfer of a Mortgage Loan pursuant to this Agreement and the applicable Term Sheet constitute a sale by the Seller to the Purchaser of such Mortgage Loan, including for accounting purposes, and not a secured borrowing.  It is, further, not the intention of the parties that any such transfer be deemed the grant of a security interest in any Mortgage Loan by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, any Mortgage Loan is held to be the property of the Seller, or if for any other reason this Agreement is held or deemed to create a security interest in any Mortgage Loan, then (a) this Agreement shall constitute a security agreement; and (b) the transfer provided for in this Agreement and the applicable Term Sheet shall be deemed to be a grant by the Seller to the Purchaser of, and the Seller hereby grants to the Purchaser, to secure all of the Seller’s obligations hereunder, a security interest in all of the Seller’s right, title, and interest, whether now owned or hereafter acquired, in, to and under: (i) the Mortgage Loans listed on the Mortgage Loan Schedule to each Term Sheet; (ii) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas, and other minerals, consisting of, arising from, or relating to, any of the foregoing; and (iii) all proceeds of the foregoing.  The Purchaser shall have all of the rights of a secured party under the applicable Uniform Commercial Code.

(b)               The Seller shall take or cause to be taken such actions and execute such documents, including without limitation the filing of any financing statements, continuation statements, and amendments to financing statements, as are necessary to perfect the Purchaser’s interests in each Mortgage Loan.  The Seller shall file such financing statements, continuation statements, and amendments on a timely basis.

(c)                No later than ten (10) days following each Closing Date, the Seller shall file in the applicable jurisdictions such UCC financing statements covering the Mortgage Loans sold by the Seller on such Closing Date as are necessary to perfect the Purchaser’s interests in such Mortgage Loans.

Section 7.15.      Covenant Not to Place Purchaser or Trust Into Bankruptcy

The Seller covenants that it shall not, until at least one year and one day after all securities issued by any Trust to which the Purchaser has transferred Mortgage Loans have been paid in full, take any action to file an involuntary bankruptcy petition against the Purchaser or any Trust.

[Signature pages follow]

TO WITNESS THIS, the Seller and the Purchaser have caused their names to be signed to this Amended and Restated Mortgage Loan Purchase and Sale Agreement by their duly authorized respective officers as of the date first above written.

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP. a Delaware corporation By: /s/ Tim Pihl Name: Tim Pihl Title: Senior Vice President

WaMu ASSET ACCEPTANCE CORP. a Delaware corporation By: /s/ David Beck Name: David Beck Title: President

STATE OF NEW YORK        )
                                                   ) ss.
COUNTY OF NEW YORK     )

            This instrument was acknowledged before me on May 23, 2006, by Tim Pihl as Senior Vice President of Washington Mutual Mortgage Securities Corp.

                                                                        /s/ Christine DeLonge

                                                                        [Print Name] Christine DeLonge

                                                                        residing at 33-16-81 St. J. Heights, NY

                                                                        My commission expires 02/28/10

STATE OF NEW YORK        )
                                                   ) ss.
COUNTY OF NEW YORK     )

            This instrument was acknowledged before me on April 20, 2006, by David Beck as President of WaMu Asset Acceptance Corp.

                                                                        /s/ Christine DeLonge

                                                                        [Print Name] Christine DeLonge

                                                                        residing at 33-16-81 St. J. Heights, NY

                                                                        My commission expires 02/28/10

Christine DeLonge
Notary Public, State of New York
No. 01DE4832054
Qualified in Queens County
Commission expires: Feb. 28, 2010

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall consist of the following documents or instruments:

(X) with respect to each Mortgage Loan that is not a Cooperative Loan:

(i)         the original Mortgage Note, endorsed in blank or in the following form:  “Pay to the order of [Name of the Trustee], as Trustee under the applicable agreement, without recourse,” with all prior and intervening endorsements showing a complete chain of endorsement from the originator to the Person so endorsing to the Trustee or (in the case of not more than 1.00% of the Mortgage Loans, by aggregate principal balance as of the related Cut‑off Date) a copy of such original Mortgage Note with an accompanying lost note affidavit executed by the Seller;

(ii)        the original Mortgage, noting the presence of the MIN of the Mortgage Loan and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM loan, with evidence of recording thereon, and a copy, certified by the appropriate recording office, of the recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(iii)       unless the Mortgage Loan is registered on the MERS® System, an original Assignment in blank;

(iv)       the original recorded Assignment or Assignments showing a complete chain of assignment from the originator to the Person assigning the Mortgage to the Trustee or in blank (or to MERS, if the Mortgage Loan is registered on the MERS® System and noting the presence of the MIN) as contemplated by the immediately preceding clause (iii);

(v)        the original or copies of each assumption, modification, written assurance or substitution agreement, if any; and

(vi)       as an original, photocopy or in electronic form, the lender’s title insurance policy, together with all endorsements or riders issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first or second lien on the Mortgaged Property represented therein as a fee interest vested in the Mortgagor, or in the event such title policy is unavailable, a written commitment or uniform binder or preliminary report of title issued by the title insurance or escrow company.

and (Y) with respect to each Cooperative Loan:

(i)                  the original Mortgage Note (1) endorsed (A) in blank, without recourse, (B) to the applicable Trustee, as Trustee, without recourse, (C) to the applicable Trust, without recourse, (D) to the applicable custodian, without recourse, (E) to the Seller, or (F) if such Mortgage Loan has been transferred to the Seller by Washington Mutual Bank or Washington Mutual Bank fsb, by Washington Mutual Bank or Washington Mutual Bank fsb, as applicable, and all intervening endorsements evidencing a complete chain of endorsements from the originator to the endorser last endorsing the Mortgage Note, or (2) if such Mortgage Loan has been transferred to the Seller by Washington Mutual Bank or Washington Mutual Bank fsb, naming Washington Mutual Bank or Washington Mutual Bank fsb, a applicable, as payee, or, in the event of any Destroyed Mortgage Note, a copy or a duplicate original of the Mortgage Note, together with an original lost note affidavit from the originator of the Cooperative Loan, Washington Mutual Bank, Washington Mutual Bank fsb, or the Seller, as applicable, stating that the original Mortgage Note was lost, misplaced or destroyed, together with a copy of the Mortgage Note;

(ii)                A counterpart of the Cooperative Lease and the Assignment of Proprietary Lease;

(iii)               The Cooperative Stock Certificate, together with an undated stock power or other similar instrument executed in blank;

(iv)              The Recognition Agreement;

(v)                The Security Agreement;

(vi)              Copies of the original UCC financing statement, and any continuation statements or amendments thereof, each with evidence of recording thereof, perfecting the security interest granted under the Security Agreement and the Assignment of Proprietary Lease;

(vii)             Unless the Cooperative Loan has been transferred to the Seller by Washington Mutual Bank or Washington Mutual Bank fsb, and Washington Mutual Bank or Washington Mutual Bank fsb, as applicable, was the originator of the Cooperative Loan, copies of the filed UCC assignments or amendments of the UCC financing statements described in clause (vi) above showing an unbroken chain of assignments from the originator to the applicable Trust, the applicable Trustee, the applicable custodian, the Seller, or if the Cooperative Loan has been transferred to the Seller by Washington Mutual Bank or Washington Mutual Bank fsb, to Washington Mutual Bank or Washington Mutual Bank fsb, as applicable, each with evidence of recording thereof;

(viii)           Unless the Cooperative Loan has been transferred to the Seller by Washington Mutual Bank or Washington Mutual Bank fsb, and Washington Mutual Bank or Washington Mutual Bank fsb, as applicable, was the originator of the Cooperative Loan, executed assignments of the interest of the originator in the Security Agreement, the Assignment of Proprietary Lease and the Recognition Agreement, showing an unbroken chain of assignments from the originator to the applicable Trust, the applicable Trustee, the applicable custodian, the Seller, or if the Cooperative Loan has been transferred to the Seller by Washington Mutual Bank or Washington Mutual Bank fsb, to Washington Mutual Bank or Washington Mutual Bank fsb, as applicable; and

(ix)              For any Cooperative Loan that has been modified or amended, the original instrument or instruments effecting such modification or amendment.

EXHIBIT B

TERM SHEET

This Term Sheet (this “Term Sheet”) is dated May ___, 2006, by Washington Mutual Mortgage Securities Corp., a Delaware corporation, as seller (the “Seller”), and WaMu Asset Acceptance Corp., a Delaware corporation, as purchaser (the “Purchaser”).

This Term Sheet is entered into pursuant to the terms and conditions of the Amended and Restated Mortgage Loan Purchase and Sale Agreement (the “MLPA”), dated as of May 25, 2006, between the Seller and the Purchaser.  All capitalized terms shall have the meanings ascribed to them in the MLPA, unless otherwise defined herein or in the Confidential Pricing Supplement. In the event of any inconsistency between this Term Sheet and either the MLPA or the Confidential Pricing Supplement, the terms of this Term Sheet shall govern; and in the event of any inconsistency between the MLPA and the Confidential Pricing Supplement, the terms of the MLPA shall govern.

The Purchaser hereby purchases from the Seller, and the Seller hereby sells to the Purchaser, all of the Seller’s right, title and interest in and to the mortgage loans described on the Mortgage Loan Schedule attached hereto as Schedule I (the “Mortgage Loans”) in accordance with the terms of the MLPA, as supplemented and amended by this Term Sheet and the Confidential Pricing Supplement.

1.                  Definitions

For purposes of this Term Sheet, the following terms shall have the following meanings:

Aggregate Cut-off Date Principal
Balance of the Mortgage Loans:

Certificates:                                                           Washington Mutual Asset-Backed Certificates, [INSERT Series name]

Closing Date:                                                        _______________________________

Custodian:                                                             _______________________________

Cut-off Date:                                                         _______________________________

High Cost/Covered Loan:    A High Cost Loan or a Covered Loan, as such terms are defined in the Standard & Poor's LEVELS® Glossary in effect on the Closing Date, which is Version [___], applicable portions of which are attached hereto as Schedule II

B-1

Mortgage Loan Type:                                       _______________________________

Pooling and Servicing Agreement:    The Pooling and Servicing Agreement, dated as of [__________], among the Purchaser, Washington Mutual Bank, as Servicer, [__________] as Trustee, and [__________], as Delaware Trustee

Servicing Fee Rate:     [___% for each Mortgage Loan] [A range between ___% and ___%, as set forth for each Mortgage Loan in the Mortgage Loan Schedule, with a weighted average of ___%]

Weighted Average Net Rate of the
Mortgage Loans:                                             _______________________________

Additional Consideration:   Delivery of the Class R-CX Certificates, the Class R-PX Certificates and the Class R-CX Certificates to Washington Mutual Bank upon the order of the Seller and delivery of the Class C Certificates and the Class P Certificates to Seafair Securities Holding Corp.

2.  Amendments to MLPA

a.  Notwithstanding anything to the contrary set forth in the MLPA, with respect to the Mortgage Loans, the representations and warranties set forth in Section 3.1 and Section 3.2 of the MLPA shall be subject to the exceptions, if any, set forth on Schedule III to this Term Sheet.

b.  Each of the following representations and warranties with respect to the Mortgage Loans set forth in the indicated clauses of Section 3.1 or Section 3.2 of the MLPA is hereby deleted in its entirety:

            [________] [No deletions.]

c.  The MLPA is hereby amended to add the following additional representations and warranties with respect to the Mortgage Loans:

            [________] [No additional representations and warranties.]

d.  The following additional amendments are hereby made to the MLPA with respect to the Mortgage Loans:

            [________] [No additional amendments.]

e.  Except as modified here, the MLPA remains in full force and effect.

[signatures follow]

B-2

TO WITNESS THIS, the parties have caused their names to be signed by their respective duly authorized officers as of the date first written above.

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP. a Delaware corporation By: _________________________________ Name:_________________________________ Title: _________________________________

WaMu ASSET ACCEPTANCE CORP. a Delaware corporation By: _________________________________ Name:_________________________________ Title: _________________________________

Acknowledgement of Trader: This Term Sheet accurately reflects the terms and conditions of the sale of the mortgage loans from: ______ WMMSC to the Purchaser.

[Signature page to Term Sheet for Washington Mutual Mortgage Securities Corp. for [INSERT Series Name] ]

SCHEDULE I

A.        MORTGAGE LOAN SCHEDULE OF WASHINGTON MUTUAL MORTGAGE SECURITIES CORP. *

B.        PREPAYMENT CHARGE SCHEDULE OF WASHINGTON MUTUAL MORTGAGE SECURITIES CORP. *

* To be attached as hard copy or as diskette in “read-only” format.

SCHEDULE II

ANTI-PREDATORY LENDING CATEGORIZATION

[INSERT applicable portions of the Standard & Poor's Levels® Glossary in effect on the Closing Date, similar to the following:]

I.              High-Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado

Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.

Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002

Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct 1, 2002 – Mar 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	High Cost Home Loan
Georgia as amended (Mar 7, 2003 – current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective for loans originated on or after January 1, 2005.	High Cost Home Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and; High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 – High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

II.            Covered Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct 1, 2002 – Mar 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 – July 5, 2004	Covered Home Loan

SCHEDULE III

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES OF
THE SELLER CONCERNING THE MORTGAGE LOANS

The representations and warranties made, pursuant to Section 3.1 of the MLPA, by Washington Mutual Mortgage Securities Corp. with respect to the Mortgage Loans to be sold by it on the Closing Date are subject to the following exceptions:

[None.]

[INSERT applicable exceptions]

1.         Section 3.1(xxxv) – As of the Closing Date, ___ Mortgage Loans with the following loan numbers were delinquent between __ and __ days:

Loan Numbers:  ____.

2.         Section 3.1(xxxv) – As of the Closing Date, ___ Mortgage Loans with the following loan numbers were delinquent more than 30 days more than twice in the preceding 12 months between:

Loan Numbers:  ____.

3.         Section 3.1(xxxv) – As of the Closing Date, ___ Mortgage Loans with the following loan numbers have experienced a delinquency of 60 or more days since origination thereof:

Loan Numbers:  ____.

4.         Section 3.1(____) – [other exceptions]:

Loan Numbers:  ____.

EXHIBIT C

CONFIDENTIAL PRICING SUPPLEMENT

This Confidential Pricing Supplement (this “Confidential Pricing Supplement”) is dated _____, by Washington Mutual Mortgage Securities Corp., a Delaware corporation, as seller (the “Seller”), and WaMu Asset Acceptance Corp., a Delaware corporation, as purchaser (the “Purchaser”).

This Confidential Pricing Supplement is entered into pursuant to the terms and conditions of the Amended and Restated Mortgage Loan Purchase and Sale Agreement (the “MLPA”), dated as of May 25, 2006, between the Seller and the Purchaser, as supplemented and amended by the Term Sheet (the “Term Sheet”), dated the date hereof, between the Seller and the Purchaser and relating to [INSERT Series Name].  All capitalized terms shall have the meanings ascribed to them in the MLPA, unless otherwise defined herein or in the Term Sheet. In the event of any inconsistency between the MLPA and this Confidential Pricing Supplement, the terms of the MLPA shall govern; and in the event of any inconsistency between the Term Sheet and either this Confidential Pricing Supplement or the MLPA, the terms of the Term Sheet shall govern.

For purposes of this Confidential Pricing Supplement and the sale by the Seller to the Purchaser of the Mortgage Loans described on the Mortgage Loan Schedule attached as Schedule I to the Term Sheet, the Purchase Price Percentage shall be:  ______________.

[signatures follow]

TO WITNESS THIS, the parties have caused their names to be signed by their respective duly authorized officers as of the date first written above.

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP. a Delaware corporation By: _________________________________ Name:_________________________________ Title: _________________________________

WaMu ASSET ACCEPTANCE CORP. a Delaware corporation By: _________________________________ Name:_________________________________ Title: _________________________________

Acknowledgement of Trader: This Confidential Pricing Supplement accurately reflects the terms and conditions of the sale of the mortgage loans from: ______ WMMSC to the Purchaser.

[Signature page to Confidential Pricing Supplement for Washington Mutual Mortgage Securities Corp. for [INSERT Series Name]]